Exhibit (H)(6)

FORESIDE FUND SERVICES, LLC

WHOLESALE BROKER AGREEMENT

THE CNL FUNDS

THIS WHOLESALE BROKER AGREEMENT (the “Agreement”) is made as of this 30th day of July, 2007 by and between FORESIDE FUND SERVICES, LLC, a Delaware limited liability company (the “Distributor”), and CNL SECURITIES CORP., a Florida corporation (the “Wholesaler”).

WHEREAS, THE CNL FUNDS, a Delaware statutory trust (the “Trust”) is a registered open-end management investment company with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 and the rules and regulations thereunder, as amended (the “1940 Act”); and the Trust is authorized to issue units of beneficial interest in multiple separately designated series, each with their own policies and restrictions;

WHEREAS, the Trust intends to issue separately designated series of its shares (herein referred to collectively as the “Fund”) that may feature Class A, Class C, and Class I shares (collectively, the “Shares”);

WHEREAS, the Trust has registered the Shares under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to a registration statement on Form N-1A (the “Offering”), and the Trust has adopted distribution Plans (the “Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act with respect to the Shares providing for the distribution and shareholder servicing of the Shares;

WHEREAS, the Distributor entered into a distribution agreement with the Trust (the “Distribution Agreement”) under which the Distributor acts as principal underwriter, broker of record and exclusive distributor of the Shares; and pursuant to the Distribution Agreement, the Distributor may enter into agreements with others to facilitate the sale of Shares under certain conditions;

WHEREAS, the Distributor and the Wholesaler are each registered as a broker dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and are each a member of the National Association of Securities Dealers (the “NASD”); and

WHEREAS, the Distributor desires to retain the Wholesaler to serve as a national marketing and sales agent, acting in the capacity of a wholesaler to use its best efforts to cause the sale of Shares by other retail broker dealers, and the Wholesaler is willing and desires to serve as a wholesale broker for the Distributor for the distribution of the Shares upon the following terms and conditions.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

(a) “Prospectus” means the then current prospectus of the Fund constituting a part of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such prospectus may be amended or supplemented and filed with the Commission from time to time.

(b) “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the Commission and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect.

(c) “Statement of Additional Information” means the then current statement of additional information of the Fund constituting a part of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such statement of additional information may be amended or supplemented and filed with the Commission from time to time.

(d) For purposes of this Agreement the terms “interested person,” “majority of the outstanding voting securities,” and “principal underwriter” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted to either the Distributor or the Trust by the SEC, or such interpretative positions as may be taken by the SEC or its staff under the 1940 Act.

(e) All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement.

2. Appointment of Wholesaler.

(a) Subject to the terms and conditions herein set forth, the Distributor hereby retains the Wholesaler as a national marketing and sales agent, to use its best efforts to market the Shares described in the Registration Statement with various retail broker dealers. The Wholesaler hereby accepts such retention and covenants, warrants and agrees to act in compliance with the terms and conditions of the Registration Statement, all applicable state and federal laws, including the 1933 Act, and any and all regulations and rules pertaining thereto, heretofore or hereafter issued by the SEC and the NASD as well as all laws and regulations of jurisdictions in which the Shares are registered or qualified for sale.

(b) It is understood and agreed that the services of the Wholesaler are not exclusive. Nothing in this Agreement shall prevent the Wholesaler from acting as underwriter or distributor for any other person firm or corporation (including other investment companies) or in any way limit or restrict the Wholesaler from buying, selling or trading any securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that the Wholesaler expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

3. Duties of Wholesaler.

(a) The Wholesaler shall use its best efforts, consistent with its other business, to introduce the Fund to retail broker dealers and to facilitate the negotiation and execution of selected dealer agreements between the Distributor and such retail broker dealers (the “Service Agents”, each a “Service Agent”).

(b) The Wholesaler shall be the Distributor’s “designee”, solely with respect to the use of such term in Section 6 of the form of Service Agent Agreement, for purposes of supplying each Service Agent with copies of the current Prospectus and Statement of Additional Information of the Fund in reasonable quantities upon request. The Wholesaler shall also supply such documents in reasonable quantities to the Distributor upon request. In addition, from time to time and on an on-going basis, the Wholesaler shall produce and distribute to the Service Agents and the Distributor, in connection with the offer and sale of the Shares, such sales literature and advertising as shall conform in all respects and the applicable requirements of the 1933 Act and the NASD Conduct Rules, and which shall have been approved prior to first use in writing by both the Distributor and the Wholesaler (the “Approved Sales Literature”). Approved Sales Literature will be approved and filed by the Distributor with the NASD. Approved Sales Literature approval may be withdrawn by the Distributor in whole or in part upon notice to the Service Agents and to the Wholesaler, and any party receiving such notice shall, upon receipt of any such notice, immediately discontinue the use of such sales literature, sales material and advertising. The Distributor is not authorized to create, file, or modify any Approved Sales Literature without prior written consent by the Wholesaler, and the Wholesaler is not authorized to create, file, or modify any Approved Sales Literature without prior written consent by the Distributor. In the event of a dispute between the Distributor and the Wholesaler regarding Approved Sales Literature, the Distributor shall have ultimate decision authority with respect to such disputed Approved Sales Literature’s creation, filing, or modification.

(c) The Wholesaler is not responsible for assuring that offerings of Shares are only made in those states and jurisdictions where the Shares are registered or qualified for sale to the public. The list of states and jurisdictions in which the Shares are registered or qualified for sale is attached hereto as Exhibit “A”.

(d) The Wholesaler will not hold itself available to receive and will not accept orders for the purchase of the Shares, and will in no way function as retail broker, principal underwriter or broker of record for the Fund.

(e) The Wholesaler agrees that it shall conform in all respects with the applicable laws of the United States and of any state in which Shares may be offered, and with applicable rules and regulations of the NASD.

4. It is expressly understood between the Distributor and the Wholesaler that the Distributor may cooperate for purposes of wholesaling with other broker dealers who are registered as broker dealers with the NASD and duly licensed by the appropriate regulatory agency of each state in which they will offer and sell the Shares or with broker dealers exempt from all such registration requirements. Such other participating broker dealers may be retained by the Distributor (i) on terms and conditions identical or similar to this Agreement and (ii) subject to the written authorization of the Trust.

5. Conditions of the Wholesaler’s Obligations. The obligations of the Wholesaler hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Distributor shall have satisfactorily performed all of its obligations hereunder.

6. Conditions to the Distributor’s Obligations. The obligations of the Distributor hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; (b) no stop order suspending the effectiveness of the Offering or other order restraining the offer or sale of the Shares shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Wholesaler shall have satisfactorily performed all of its obligations hereunder.

7. Representations, Warranties and Covenants of the Distributor.

The Distributor represents, warrants and covenants during the full term of this Agreement that:

(a) it is organized and in good standing in the jurisdictions in which it does business, is presently registered as a broker dealer with the SEC, is presently a member firm of the NASD with authority to engage in the public offer and sale of mutual fund securities, and is presently licensed by the appropriate regulatory agency of each jurisdiction in which it will offer and sell the Shares as the Fund’s principal underwriter or is exempt from all such registration requirement;

(b) it has the power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by the Distributor has been duly and validly authorized by all necessary action;

(c) the execution and delivery of this Agreement, the fulfillment of its terms and consummation of the transactions contemplated hereunder do not and will not conflict with or constitute a breach or default under any other agreement, indenture or instrument by which the Distributor is bound, or any law, regulation or order applicable to the Distributor;

(d) this Agreement constitutes the valid and binding agreement of the Distributor, enforceable against it in accordance with its terms;

(e) it shall comply with the terms and conditions of the Registration Statement, all applicable state and federal laws, including the 1933 Act, and any and all regulations and rules pertaining thereto, heretofore or hereafter issued by the SEC and the NASD;

(f) it shall advise the Wholesaler whenever and as soon as it receives or learns of any order issued by the SEC or the regulatory agency or any jurisdictions which suspends the effectiveness of the Registration Statement or prevents the use of the Prospectus or the Statement of Additional Information or which otherwise prevents or suspends the offering or sale of the Shares, or receives notice of any proceedings regarding any such order;

(g) it shall maintain at its expense an errors and omissions insurance policy which covers services provided by the Distributor to the Fund and hereunder;

(h) it agrees that Wholesaler is not responsible for maintaining or adhering to an anti-money laundering program or customer identification program for investors in the Shares; and

(i) it shall have in place and adhere to an appropriate “business continuity plan” applicable to its business in conformity with the rules of the NASD and to cooperate with the Wholesaler on business continuity plan matters.

8. Representations, Warrants and Covenants of the Wholesaler.

The Wholesaler represents, warrants and covenants during the full term of this Agreement that:

(a) it is organized and in good standing in the jurisdictions in which it does business, is presently registered as a broker dealer with the SEC, is presently a member firm of the NASD with authority to engage in the wholesale distribution of mutual fund securities and is presently licensed by the appropriate regulatory agency of each jurisdictions in which it will offer and sell the Shares as a securities broker dealer qualified to offer and sell to members of the public securities of the type represented by the Shares or exempt from all such registration requirement;

(b) it has the power and authority to enter into and perform this Agreement; the execution and delivery of this Agreement by the Wholesaler has been duly and validly authorized by all necessary action;

(c) the execution and delivery of this Agreement, the fulfillment of its terms and consummation of the transactions contemplated hereunder do not and will not conflict with or constitute a breach or default under any other agreement, indenture or instrument by which the Wholesaler is bound, or any law, regulation or order applicable to the Wholesaler;

(d) this Agreement constitutes the valid and binding agreement of the Wholesaler, enforceable against it in accordance with its terms;

(e) it shall promptly deliver or cause to be delivered to each Service Agent such number of copies of the Prospectus, the Statement of Additional Information, and Approved Sales Literature as the Distributor or each Service Agent may reasonably request for sale of the Shares. This delivery may be in electronic format;

(f) it shall have in place and adhere to an appropriate “business continuity plan” applicable to its business in conformity with the rules of the NASD and to cooperate with the Distributor on business continuity plan matters; and

(g) it shall maintain at its expense an errors and omissions insurance policy which covers services provided by the Wholesaler to the Distributor hereunder.

9. Directed Brokerage Prohibitions. The Wholesaler and the Distributor shall prohibit the use of Fund securities transactions or related remuneration to satisfy any compensation obligations related to the Offering. No party has agreed to directly or indirectly compensate a Service Agent in contravention of Rule 12b-1(h) of the 1940 Act, as amended.

10. Compensation.

(a) For the services rendered by Wholesaler, Distributor shall pay Wholesaler as follows:

The Distributor or its designee shall pay to each Service Agent, monthly in arrears, 12b-1 fees that, when compiled on an annualized basis, would equal up to .25% of the average daily net asset value of Class A Shares owned beneficially by such Service Agent’s clients during such period, to be collected and distributed pursuant to the terms of the Distribution Plan and Prospectus (the “Class A 12b-1s”). If a Service Agent has agreed under its Service Agent agreement to receive a percentage less than ..25% for its Class A 12b-1s, the Distributor shall pay to the Wholesaler, monthly in arrears, any and all amounts making up the difference between such Service Agent’s agreed upon percentage for Class A 12b-1s and .25%, as residual 12b-1 fees. Payment by Distributor of Class A 12b-1s is made only after receipt by Distributor of Rule 12b-1 payments from the applicable fund.

The Distributor or its designee shall pay to each Service Agent, monthly in arrears, 12b-1 fees that, when compiled on an annualized basis, would equal up to 1.00% of the average daily net asset value of Class C Shares owned beneficially by such Service Agent’s clients during such period, to be collected and distributed pursuant to the terms of the Distribution Plan and Prospectus (the “Class C 12b-1s”). If a Service Agent has agreed under its Service Agent agreement to receive a percentage less than 1.00% for its Class C 12b-1s, the Distributor shall pay to the Wholesaler, monthly in arrears, any and all amounts making up the difference between such Service Agent’s agreed upon percentage for Class C 12b-1s and 1.00%, as residual 12b-1 fees. Notwithstanding the above, the Wholesaler shall never be paid any amount that is considered a “Service Fee”, as that term is defined in the Distribution Plan. Payment by Distributor of Class C 12b-1s is made only after receipt by Distributor of Rule 12b-1 payments from the applicable fund.

The Distributor or its designee shall pay to the Wholesaler, monthly in arrears, 12b-1 fees that, when compiled on an annualized basis, would equal .25% of the average daily net asset value of Class A Shares owned beneficially through Direct Accounts (as defined in the Prospectus), to be collected and distributed pursuant to the terms of the Distribution Plan and Prospectus. Payment by Distributor of Class A 12b-1s is made only after receipt by Distributor of Rule 12b-1 payments from the applicable fund

The Distributor or its designee shall pay to the Wholesaler, monthly in arrears, 12b-1 fees that, when compiled on an annualized basis, would equal .75% of the average daily net asset value of Class C Shares owned beneficially through Direct Accounts (as defined in the Prospectus), to be collected and distributed pursuant to the terms of the Distribution Plan and Prospectus. The Distributor shall retain any Direct Account 12b-1 fee amounts in excess of .75%, of the average daily net asset value of Class C Shares as a “Service Fee”, as that term is defined in the Distribution Plan. Payment by Distributor of Class C 12b-1s is made only after receipt by Distributor of Rule 12b-1 payments from the applicable fund.

The Distributor or its designee shall pay to the Wholesaler, weekly in arrears and in accordance with the Prospectus, the non-reallowed portion of any front-end sales charge not paid to selected dealers.

(b) For the services rendered by the Distributor as principal underwriter to the Trust and subject only to this Agreement’s ongoing effectiveness, the Wholesaler shall pay to the Distributor, within 60 days of the Effective Date and every 365th day after the Effective Date during the term of this Agreement, the sum of $30,000 in immediately available funds.

(c) For the services rendered by the Distributor as principal underwriter to the Trust and subject only to this Agreement’s ongoing effectiveness, the Wholesaler shall pay to the Distributor, quarterly in arrears, a fee that, when compiled on an annualized basis, would equal .0035% of the average daily net asset value of all the Fund’s outstanding and beneficially owned Shares.

(d) There will be no 12b-1 fees on Class I Shares. There will be no sales charges on the reinvestment of dividends, on direct Share purchases made in accordance with the Prospectus with the Distributor as their broker of record, or on Class I Shares. Except as provided in the Distribution Plan and as set forth herein, and subject to NASD rules and applicable state and federal laws, it is understood that neither the Distributor nor the Wholesaler will receive any other commissions, fees, charges or other compensation for the services described in this Agreement.

(e) Notwithstanding the above, if any Shares sold by or to a Service Agent under the terms of this Agreement are redeemed by the Fund or repurchased for the account of the Fund or are tendered to the Fund for redemption or repurchase within seven (7) business days after the date of confirmation of a Service Agent’s original purchase order therefore, the Wholesaler agrees to return to the Distributor the full amount of the sales charges or concession allowed to it on the original sale and the Distributor agrees to pay such amount to the Fund when received.

11. Payment of Expenses.

(a) The Wholesaler shall be responsible for any and all expenses related to the materials described in Section 3(b) hereof, including the Approved Sales Literature.

(b) The Distributor shall be timely reimbursed by the Wholesaler for all of its bona fide expenses related to NASD filings as may be required from time to time under the federal securities laws and regulations with respect to the Approved Sales Literature.

(c) The Distributor and Wholesaler shall each pay their own respective expenses relating to: (i) the costs of maintaining the records required of a broker dealer registered under the 1934 Act; (ii) the expenses of maintaining its registration or qualification as a dealer or broker under federal or state laws and regulations; and (iii) any and all other costs and expenses incident to the performance of their respective obligations under this Agreement.

12. Indemnification.

(a) Wholesaler will indemnify, defend and hold harmless Distributor and its respective officers, directors, partners, associated persons, employees, agents and control persons, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses (“Losses”) incurred in defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) a breach or alleged breach by the Wholesaler of any of its representations, warranties or covenants in this Agreement; (ii) Wholesaler’s making any untrue statement of a material fact or omitting a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (other than with respect to information generated, provided or approved in writing by Distributor); and (iii) Wholesaler’s willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement; and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Distributor in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

(b) Distributor will indemnify, defend and hold harmless Wholesaler and its respective officers, directors, partners, associated persons, employees, agents and control persons, from and against any and all Losses incurred in defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) a breach or alleged breach by the Distributor of any of its representations, warranties or covenants in this Agreement; (ii) any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading in the Registration Statement, Prospectus, Statement of Additional Information or any advertising, marketing or promotional material for the Fund that is generated, provided, or approved in writing by Distributor; and (iii) Distributor’s willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement; and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by the Wholesaler in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

(c) If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party (“Indemnified Party”) may make a claim against any other party hereto (“Indemnifying Party”) pursuant to this Section 10, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(d) Except to the extent otherwise expressly provided in this Agreement, no party assumes any responsibility hereunder, or will be liable to the other, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

(e) In any event, no party shall be liable for any special, consequential or incidental damages even if advised of the possibility thereof.

(f) This section shall survive the termination of this Agreement.

13. Term of Agreement.

(a) This Agreement shall become effective at 8:00 A.M. (Eastern Standard Time) on the first full business day following the day on which the Registration Statement becomes effective, or if later, the date on which this Agreement is executed by the Distributor and the Wholesaler (the “Effective Date”), and shall remain in effect until the Distributor’s agreement with the Trust to serve as Distributor has expired or as otherwise set forth below.

(b) This Agreement shall automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Trust shall be terminated; (c) the Distribution Agreement with the Trust to serve as Distributor has expired or been terminated (other than by a change in control as set forth in Section 13(d)); or (d) either party’s license or registration to act as a broker dealer shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which either party’s license is revoked or suspended.

(c) After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party.

(d) This Agreement shall automatically terminate in the event of its assignment or transfer unless such an assignment occurs as a result of a change in control or majority ownership of either the Distributor or the Wholesaler. In such an event, this Agreement shall automatically be assumed by the Distributor or Wholesaler’s respective successor in interest.

(e) The indemnification provisions contained in Section 12 of this Agreement shall remain in full force and effect regardless of any termination of this Agreement.

14. Notices.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below.

If sent to the Distributor:

FORESIDE FUND SERVICES, LLC

Two Portland Square

Portland, Maine 04101

Attention: Chief Compliance Officer

If sent to the Wholesaler:

CNL SECURITIES CORP.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Catherine Bowman, SVP and Chief Compliance Officer

15. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and shall not be assigned or transferred by the Wholesaler by operation of law or otherwise.

16. Entire Agreement. This Agreement embodies the entire understanding between the parties to the Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by both parties hereto.

17. Amendment. No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

18. Severability. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, by valid provisions in order to effectuate the intended results of the invalid provisions.

19. Independent Contractor. The Wholesaler shall be an independent contractor and neither the Wholesaler nor any of its officers, directors, employees, or representatives is or shall be deemed an employee of the Trust or the Distributor in the performance of the Wholesaler’s duties hereunder.

20. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect construction or effect.

21. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1933 Act, the 1934 Act and 1940 Act. To the extent that the applicable laws of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the 1940 Act shall control.

22. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Wholesale Broker Agreement on the date and year set forth above.

WHOLESALER:		DISTRIBUTOR:

CNL SECURITIES CORP.		FORESIDE FUND SERVICES, LLC

By:	/s/ Jeff Shafer	By:	/s/ Nanette K. Chern
Print Name:	Jeff Shafer	Print Name:	Nanette K. Chern
Title:	Chief Operating Officer	Title:	Chief Compliance Officer

EXHIBIT A

All fifty U.S. states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.